Exhibit 2.1




                          SECURITIES EXCHANGE AGREEMENT

                                  BY AND AMONG


                          INCYTE PHARMACEUTICALS, INC.,

                              GENOME SYSTEMS, INC.

                          DAVID A. SMOLLER, PAUL GOLD,

                                 MARK CUNNINGHAM

                                       AND

                                   VYSIS, INC.





                                  July 22, 1996



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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
ARTICLE 1  PURCHASE AND SALE.................................................  1
     1.1   Closing Date........................................................1
     1.2   The Exchange........................................................2
     1.3   Delivery of Securities at Closing...................................2
     1.4   Tax Treatment.......................................................2
     1.5   Accounting Treatment................................................2

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
           AND THE SECURITYHOLDERS...........................................  3
     2.1   Representations and Warranties of the Company
           and Certain Securityholders.......................................  3
           2.1.1     Organization............................................  3
           2.1.2     Capital Structure.......................................  3
           2.1.3     Equity Investments......................................  5
           2.1.4     Authority...............................................  5
           2.1.5     No Conflict with Other Instruments......................  5
           2.1.6     Governmental Consents...................................  5
           2.1.7     Financial Statements....................................  6
           2.1.8     Payables; Receivables...................................  6
           2.1.9     Absence of Changes......................................  7
           2.1.10    Properties..............................................  9
           2.1.11    Environmental Matters...................................  9
           2.1.12    Taxes................................................... 10
           2.1.13    Employees............................................... 11
           2.1.14    Compliance with Law..................................... 11
           2.1.15    Litigation.............................................. 11
           2.1.16    Contracts............................................... 12
           2.1.17    No Default.............................................. 13
           2.1.18    Proprietary Rights...................................... 13
           2.1.19    Insurance............................................... 15
           2.1.20    Brokers or Finders...................................... 15
           2.1.21    Related Parties......................................... 15
           2.1.22    Certain Advances........................................ 15
           2.1.23    Underlying Documents.................................... 16
           2.1.24    No Misleading Statements................................ 16
     2.2   Additional Representations and Warranties of
           the Securityholders............................................... 16
           2.2.1     Authority............................................... 16
           2.2.2     No Conflict with Other Instruments...................... 16
           2.2.3     Ownership of Securities................................. 17
           2.2.4     Disclosure.............................................. 17
           2.2.5     Exchange Entirely for Own Account....................... 17
           2.2.6     Reliance Upon the Securityholder's
                     Representations......................................... 17
           2.2.7     Receipt of Information.................................. 18
           2.2.8     Restricted Securities................................... 18
           2.2.9     Legends................................................. 18
           2.2.10    Brokers or Finders...................................... 19
           2.2.11    Vysis Status............................................ 19


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                                                                            Page
                                                                            ----

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE
           PURCHASER......................................................... 19
     3.1   Organization...................................................... 19
     3.2   Authority......................................................... 19
     3.3   No Conflict with Other Instruments.................................20
     3.4   Governmental Consents..............................................20
     3.5   SEC Documents......................................................20
     3.6   Shares of Purchaser Common.........................................21
     3.7   Litigation.........................................................21
     3.8   Brokers or Finders.................................................21
     3.9   Acquisition for Investment.........................................21

ARTICLE 4  ADDITIONAL COVENANTS...............................................21
     4.1   Expenses...........................................................21
     4.2   Agreements by Securityholders......................................22
     4.3   Nasdaq Listing.....................................................22

ARTICLE 5  CONDITIONS PRECEDENT...............................................22
     5.1   Conditions to Each Party's Obligations to
           Effect the Exchange................................................22
     5.2   Conditions to Obligations of the Purchaser.........................23
     5.3   Conditions to Obligations of the
           Securityholders....................................................25

ARTICLE 6  INDEMNIFICATION....................................................25
     6.1   Survival...........................................................25
     6.2   Indemnification by the Securityholders.............................26
     6.3   Indemnification by the Purchaser...................................26
     6.4   Limitations as to Amount--the Securityholders......................27
     6.5   Limitations as to Amount--the Purchaser............................27
     6.6   Procedure for Indemnification--Third Party
           Claims.............................................................27
     6.7   Escrow Fund....................................................... 29
     6.8   Escrow Period..................................................... 29
     6.9   Protection of Escrow Fund......................................... 29
     6.10  Distributions; Voting............................................. 29
     6.11  Claims Upon Escrow Fund........................................... 30
     6.12  Objections to Claims.............................................. 30
     6.13  Resolution of Conflicts........................................... 31
     6.14  Distribution upon Termination of Escrow Period.................. . 31

ARTICLE 7  AMENDMENT AND WAIVER.............................................. 31
     7.1   Amendment........................................................  31
     7.2   Extension; Waiver................................................. 31

ARTICLE 8  ADDITIONAL REPRESENTATIONS, WARRANTIES AND
           AGREEMENTS OF THE PRINCIPAL SECURITYHOLDERS....................... 32
     8.1   Tax and Accounting Treatment...................................... 32
     8.2   Reliance Upon Representations, Warranties and
           Covenants......................................................... 32


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                                                                            Page
                                                                            ----

     8.3   Additional Representations, Warranties and
           Covenants of the Principal Securityholders........................ 32
     8.4   Resignations...................................................... 33

ARTICLE 9  ADDITIONAL AGREEMENTS OF THE SECURITYHOLDERS
           AND THE COMPANY................................................... 33
     9.1   Shareholder Agreement............................................. 33
     9.2   Company Registration Rights Agreement............................. 33

ARTICLE 10 GENERAL........................................................... 34
     10.1  Notices........................................................... 34
     10.2  Headings.......................................................... 34
     10.3  Counterparts...................................................... 34
     10.4  Binding Nature.................................................... 35
     10.5  Applicable Law.................................................... 35

Appendix A          Form of Employment and Non-Competition
                    Agreement
Appendix B          Purchaser Option
Appendix C          Registration Rights Agreement
Appendix D          Escrow Agreement
Exhibit 5.2(e)      Form of Opinion of Stinson, Mag & Fizzell,
                    P.C.
Exhibit 5.2(f)      Form of Opinion of Counsel to Vysis, Inc.
Exhibit 5.3(d)      Form of Opinion of Pillsbury Madison & Sutro
                    LLP
Schedule 1.2        Consideration for the Exchange
Schedule 2.1.11(c)  Schedule of Certain Environmental Matters


* All Appendices and Exhibits and Schedule 2.1.11(c) are not filed with this Agreement. The Registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted Appendix, Exhibit or Schedule upon request.

                          SECURITIES EXCHANGE AGREEMENT
                          -----------------------------


     THIS SECURITIES EXCHANGE AGREEMENT dated as of the 22nd day of July, 1996, by and among INCYTE PHARMACEUTICALS, INC., a
                            ----------------------------
Delaware corporation ("Incyte" or the "Purchaser"), GENOME
                                                    ------
SYSTEMS, INC., a Missouri corporation (the "Company"), and DAVID
                                                           -----
A. SMOLLER, PAUL GOLD, MARK CUNNINGHAM and VYSIS, INC., an
- - ----------  ---------  ---------------     -----------
Illinois corporation (each a "Securityholder," and collectively the "Securityholders").

     This Agreement is made with reference to the following facts:

     A. The Purchaser desires, subject to the terms and conditions hereinafter set forth, to acquire all of the rights of equity ownership of the Company through the exchange (the "Exchange") by the Purchaser of (i) shares of its common stock, $.001 par value (the "Purchaser Common"), for all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Company Common"), and Series A Preferred Stock, without par value (the "Company Preferred"), of the Company and
(ii) an option to purchase shares of Purchaser Common for the outstanding option, dated June 23, 1994, to acquire 1,000 shares of Company Preferred (the "Company Option" and, together with such shares of Company Common and Company Preferred, the "Securities"), and the Securityholders desire, subject to the terms and conditions hereinafter set forth, to effect the Exchange.

     B. The parties desire to make certain representations, warranties and agreements in connection with the Exchange and desire to prescribe certain conditions precedent to such purchase and sale, including the condition of the Purchaser's obligations hereunder that certain of the Securityholders enter into Employment and Non-Competition Agreements in substantially the form attached hereto as Appendix A to, among other things, secure to the Purchaser the benefits of this Agreement, including the goodwill of the business of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Purchaser and the Securityholders agree as follows:


                                    ARTICLE 1

                                PURCHASE AND SALE
                                -----------------


     1.1  Closing Date. The Closing under this Agreement (the
          ------------
"Closing") shall be held simultaneously with the execution of this Agreement. The Closing shall be deemed to be effective as of the close of business on the date of execution of this Agreement. Such date on which the Closing is to be held is


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herein referred to as the "Closing Date."  The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, at 10:00 A.M.
on such date, or at such other time and place as the Purchaser and the Securityholders may agree upon in writing.

     1.2  The Exchange.
          ------------

     (a) At the Closing, the Purchaser shall issue to the Securityholders owning Company Common and Company Preferred that number of shares of Purchaser Common determined as set forth in the succeeding sentence. The aggregate number of shares of Purchaser Common to be delivered by the Purchaser at the Closing shall be determined by dividing 95% of $8,000,000 by the average closing price of the Purchaser Common as quoted by The Nasdaq Stock Market for the 30 consecutive trading days ending on and including July 19, 1996 (the "Average Closing Price"), and rounding down to the nearest whole share. Each such Securityholder shall receive that number of shares of the Purchaser Common set forth in Schedule 1.2.

     (b) At the Closing, the Purchaser shall issue to the holder of the Company Option an option (the "Purchaser Option") in the form attached hereto as Appendix B. The number of shares of Purchaser Common subject to the Purchaser Option shall be determined by dividing 5% of $8,000,000 by the Average Closing Price and rounding down to the nearest whole share and the exercise price per share shall be equal to $500 divided by such number of shares, all as set forth in Schedule 1.2. The Company and Mark Cunningham hereby agree that, as of and conditioned upon the Closing and the issuance of the Purchaser Option in the Exchange, the Company Option shall be terminated and shall have no further force or effect.

     1.3  Delivery of Securities at Closing.  At the Closing,
          ---------------------------------
the Securityholders shall deliver to the Purchaser certificates evidencing the Securities which are duly endorsed for transfer thereon or by means of duly executed stock powers attached thereto against delivery by the Purchaser of (i) irrevocable instructions to the Purchaser's Transfer Agent to issue that number of shares of the Purchaser Common in the names of the respective Securityholders, in accordance with Section 1.2 and
(ii) the Purchaser Option.

     1.4  Tax Treatment.  The parties intend that the Exchange
          -------------
will be a tax-free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended
(the "Code").

     1.5  Accounting Treatment.  The parties intend that the
          --------------------
Exchange shall be treated as a pooling of interests for accounting purposes.


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                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------
                             AND THE SECURITYHOLDERS
                             -----------------------

     2.1  Representations and Warranties of the Company and
          -------------------------------------------------
Certain Securityholders.  Except as otherwise specifically set
- - -----------------------
forth on the disclosure schedule certified by David A. Smoller and Paul Gold as Securityholders and as officers of the Company and delivered by the Company to the Purchaser prior to the execution of this Agreement (the "Disclosure Schedule"), David
A. Smoller and Paul Gold (together, the "Principal Securityholders") and the Company severally represent and warrant to the Purchaser as follows:

     2.1.1  Organization.  The Company is a corporation duly
            ------------
organized, validly existing and in good standing under the laws of the State of Missouri and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business of the Company. The states or jurisdictions in which the Company is so qualified are listed on the Disclosure Schedule. The Securityholders have delivered or made available to the Purchaser true, complete and correct copies of its (a) Articles of Incorporation and Bylaws, as amended to the date hereof, (b) minutes of all of directors' and shareholders' meetings, complete and accurate as of the date hereof, (c) stock certificate books and all other records of the Company, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of the Company, and (d) form of stock certificates, option agreements and rights to purchase shares of capital stock of the Company.

     2.1.2  Capital Structure.
            -----------------

     (a) The authorized capital stock of the Company consists of 30,000 shares of Company Common and 3,000 shares of Company Preferred. As of the date of this Agreement (without giving effect to the exercise of the Company Option), there were issued and outstanding 17,600 shares of Company Common and 1,400 shares of Company Preferred convertible into shares of Company Common at the rate of one share of Company Common for each share of Company Preferred, subject to adjustment as set forth in the Company's Articles of Incorporation. As of the date of this Agreement, sufficent shares of authorized but unissued Company Common have been reserved for issuance upon conversion of the Company Preferred and upon the exercise of the Company Option. The rights, preferences and privileges of the Company Common and the Company Preferred are as set forth in the Company's Articles of Incorporation.

     (b) Other than as described paragraph (a) above and other than the Registration Rights Agreement dated June 23, 1994 among the Company and the Securityholders (the "Company Registration Rights Agreement"), there are no other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company's capital stock or securities convertible into or exchangeable for capital stock of the Company or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

     (c) All outstanding shares of the Company's capital stock are, and any shares of the Company's capital stock issued upon exercise of the Company Option (subject to receipt of the exercise price as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws.

     (d) Schedule 2.1.2 in the Disclosure Schedule contains a complete and accurate list of, and the number of shares owned of record by, the holders of outstanding Company Common, Company Preferred, and the Company Option, including the addresses of such holders. The Disclosure Schedule identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Company.

     (e) Except for the Company Option, the Company does not have in effect any stock option, stock appreciation rights or other equity-related stock incentive plan.

     (f) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Common or Company Preferred, other than those set forth in the Shareholder Agreement dated June 23, 1994 by and among the Company and the Securityholders (the "Shareholder Agreement"), which rights thereunder have been waived or made otherwise inapplicable with respect to the transactions contemplated by this Agreement.

     (g) Except for the Shareholder Agreement, the Company is not a party or subject to any agreement or understanding that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company. Each Principal Securityholder represents and warrants that to the best of such Securityholder's knowledge, there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

     2.1.3  Equity Investments.  The Company does not own any
            ------------------
equity interest, directly or indirectly, in any corporation, partnership, joint venture, trust, firm or other entity.

     2.1.4  Authority.  The Company has all requisite corporate
            ---------
power and authority to enter into this Agreement, to execute, deliver and perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by its Board of Directors. No vote of the Company's shareholders is required in connection with the transactions set forth in this Agreement. This Agreement has been duly executed by the Company and constitutes the valid and binding obligation of the Company.

     2.1.5  No Conflict with Other Instruments.  Except as set
            ----------------------------------
forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any material obligation or loss of any material benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any contract listed on the Disclosure Schedule pursuant to Section
2.1.16 or any other material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which it or any of its properties or assets is bound, or (b) to the best knowledge of the Company and the Principal Securityholders, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets.

     2.1.6  Governmental Consents.  Except as set forth in the
            ---------------------
Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under state securities or Blue Sky laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the Company or the consummation by the Company of the transactions contemplated hereby.

     2.1.7  Financial Statements.  The Company has furnished to
            --------------------
the Purchaser a complete and accurate copy of the Company's balance sheet as of December 31, 1995, and its statements of income and cash flow statements for the years ended December 31, 1995 and 1994, and the Company's unaudited balance sheet and statement of income as of and for the five months ended May 31, 1996. The balance sheet at May 31, 1996 is hereinafter referred to as the "Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Financial State-ments." The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated except that they do not contain full footnote disclosures in accordance with GAAP, and are consistent with each other. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments. At the date of the Balance Sheet (the "Balance Sheet Date") and as of the Closing Date, the Company had and will have no liabili-ties or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Balance Sheet or the accompanying notes thereto except for liabilities and obligations as may have arisen in the ordinary course of business prior to the date of the Balance Sheet and which, under GAAP, would not have been required to be reflected on the Balance Sheet and except for liabilities incurred in the ordi-nary course of business since the date of the Balance Sheet which are allowed pursuant to Section 2.1.9. Attached as
Schedule 2.1.7 to the Disclosure Schedule is the Company's 12-month budget for the 12 months ending June 30, 1997 that sets forth its budgeted revenues and expenses for its base business (excluding revenues and costs associated with the anticipated cDNA mapping collaboration between the Company and the Purchaser).

     2.1.8  Payables; Receivables.
            ---------------------

     (a) The Company has delivered to the Purchaser accurate and complete schedules setting forth agings of accounts payable and accounts receivable of the Company in the aggregate and by creditor or debtor, as the case may be (for the period zero (0) to thirty (30) days, thirty (30) to ninety (90) days and greater than ninety (90) days, if applicable), as of the Balance Sheet Date.

     (b) All of the Company's general ledgers, books and records are located at the Company's principal place of business. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     2.1.9  Absence of Changes.  Since the Balance Sheet Date,
            ------------------
except as otherwise contemplated by this Agreement or set forth in the Disclosure Schedule, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

     (a)  There have been no changes in the condition
(financial or otherwise), business, net worth, assets, proper-ties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, net worth, assets, prospects, properties or operations of the Company;

     (b) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of the Company;

     (c) The Company has not incurred additional debt for borrowed money or incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $5,000 for any single occurrence;

     (d) The Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of $5,000 for any single occurrence;

     (e) The Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of the Company;

     (f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of the Company;

     (g) The Company has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of services or products made in the ordinary and usual course of business and in any event not in excess of $2,500 for any single item or $10,000 in the aggregate;

     (h) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any other asset or property, tangible or intangible, except, in the case of such other assets and property, in the ordinary and usual course of business, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $5,000 for any single item or $10,000 in the aggregate;

     (i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partner-ship, joint venture, firm or other entity; except as authorized in writing by the Purchaser, the Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $5,000 for any single item or $10,000 in the aggregate;

     (j) The Company has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business;

     (k) Except as disclosed in Schedule 2.1.9(k) to the Disclosure Schedule, the Company has not sold, assigned, trans-ferred or conveyed, or committed itself to sell, assign, trans-fer or convey, any Proprietary Rights (as defined in Section 2.1.18);

     (l) The Company has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatso-ever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

     (m) The Company has not effected or agreed to effect any change in its directors, officers or key employees; and

     (n) The Company has not effected or committed itself to effect any amendment or modification in its Articles of Incorporation or Bylaws.

     2.1.10  Properties.
             ----------

     (a)  The Company owns no real property.  The Balance
Sheet reflects all of the real and personal property used by the Company in its business or otherwise held by the Company, except for (i) property acquired or disposed of in the ordinary and usual course of the business of the Company since the Balance Sheet Date, and (ii) real and personal property not required under GAAP to be reflected thereon. The Company has good and marketable title to all assets and properties listed on the Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent and purchase money liens arising out of the purchase or sale of services or products made in the ordinary course of business. All of the material fixed assets and properties reflected on the Balance Sheet or thereafter acquired are in operating condition for the requirements of the business as presently conducted by the Company.

     (b) Except for its offices and laboratory space in St. Louis, Missouri (the "Property"), the Company does not lease any real property, and has no real property under option to purchase. The Property is held under valid, existing and enforceable leases. To the knowledge of the Company and the Principal Securityholders, the Property and the operations of the Company thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Property or to such operations.

     2.1.11  Environmental Matters.  Except as set forth on
             ---------------------
Schedule 2.1.11(c), which is deemed to be delivered as part of the Disclosure Schedule, and except for such exceptions or breaches of this Section 2.1.11 which will not result in aggregate fines and other penalties in excess of $7,500:

     (a) To the knowledge of the Company and the Principal Securityholders, the Company is in compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all applicable judicial or adminstrative interpretations thereof relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into or on land, ambient air, surface water, groundwater or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances (collectively, "Environmental Laws"). The Company has not received any notice of any investigation, claim or proceeding against the Company relating to Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance which will impose any environmental liability upon the Company. "Hazardous Substances" shall mean any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any law, regulation or ordinance or designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

     (b) To the best knowledge of the Company and the Principal Securityholders, there are no Hazardous Substances currently in, under or on the soil, sediment, surface water or groundwater, or on or under any properties owned, leased or occupied by the Company. The Company has not disposed of any Hazardous Substances on such properties in violation of any Environmental Law. There is no present release or threatened release by the Company of any Hazardous Substances in, on or under such properties in violation of any Environmental Law. To the knowledge of the Company and the Principal Stockholders, the Company has not disposed of any materials at any site being investigated or remediated for contamination or possible con-tamination of the environment.

     (c) The Company has all permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the Property, and (i) to the knowledge of the Company and the Principal Securityholders, the Company is in compliance with all such permits, licenses and approvals and (ii) all such permits, licenses and approvals have not, to the knowledge of the Company and the Principal Securityholders, been revoked, and to the extent permitted by law, will be transferred to the Purchaser at the Closing.

     2.1.12  Taxes.  The Company has accurately and completely
             -----
filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payrolls). (All such items are collectively referred to herein as "Taxes"). The Balance Sheet fully accrues or reserves all current and deferred Taxes. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company and the Principal Securityholders, is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. The

Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and has never been included on any consolidated combined or unitary return with any other entity.

     2.1.13  Employees.  The Company has provided the Purchaser
             ---------
with a true and correct list setting forth all employees and consultants of the Company as of the date thereof, together with their titles or positions, dates of hire, regular work location and current compensation. The Company does not have any employment contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, except as the right of the Company to terminate its respective employees at will may be limited by applicable federal or Missouri law. Except for the Company Option, the Company has no deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance or any other employee pension benefit (as defined in the Employee Retirement Income Security Act of 1974 or otherwise) or welfare benefit plan or obligation covering any of its officers or employees. There are no controversies or labor disputes or union organization activi-ties pending or, to the knowledge of the Company and the Principal Securityholders threatened, between the Company and any of its employees. The Company is not a party to or bound by any union or collective bargaining unit. To the best knowledge of the Company and the Principal Securityholders, the Company has complied with all applicable state and federal equal employment opportunity and other laws related to employment.

     2.1.14  Compliance with Law.  All material licenses, fran-
             -------------------
chises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company's business ("Permits") are in full force and effect and the Company is not in violation of any Permit in any material respect. Except for exceptions which would not have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of the Company, the business of the Company has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

     2.1.15  Litigation.  There is no claim, dispute, action,
             ----------
proceeding, notice, order, suit, appeal or, to the knowledge of the Company and the Principal Securityholders, investigation, at law or in equity, pending against the Company, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and to the knowledge of the Company none have been threatened. Neither the Company nor any Principal Securityholder is aware of any facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such valid claim, dispute, action, proceeding, suit or appeal. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

     2.1.16  Contracts.  The Disclosure Schedule contains a
             ---------
complete list of each executory contract and agreement in the following categories to which the Company is a party, or by which it is bound in any respect: (a) agreements for the pur-chase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $5,000; (b) contracts or agreements for the joint performance of work or services, and all other joint ven-ture and collaboration agreements; (c) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (f) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share of capital stock of the Company; (g) contracts or agreements with agents, brokers, consignees, sale representatives or distributors; (h) contracts or agreements with any director, officer, employee, consultant or shareholder; (i) powers of attorney or similar authorizations granted by the Company to third parties; (j) patents, licenses, sublicenses, royalty agreements and other contracts or agreements to which the Company is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights as defined in Section 2.1.18 of this Agreement; and
(k) other material contracts. The Disclosure Schedule sets forth true and complete financial terms of the agreements between the Company and Gold Biotechnology, Inc. ("GBI") with respect to (i) the loan from GBI to the Company and (ii) the sublease of building space from the Company to GBI; the parties thereto shall endeavor in good faith to complete definitive documentation with respect to such agreements, including such other terms as shall be commercially customary for documents of such nature, as promptly as practicable following the Closing.

     Neither the Company nor, to the best of the Company's and the Principal Securityholders' knowledge, any of its employees has entered into any contract or agreement containing covenants limiting the right of the Company to compete in any business or with any person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

     2.1.17  No Default.
             ----------

     (a) Each of the contracts, agreements or other instruments referred to in Section 2.1.16 of this Agreement is a legal, binding and enforceable obligation by or against the Company, subject to the effect of applicable bankruptcy, insol-vency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the best of the Company's and the Principal Securityholders' knowledge, no party with whom the Company has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of the Company's business.

     (b) The Company has performed, or is now performing, the obligations of, and the Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has notified the Company or the Principal Securityholders of any material claim, dispute or controversy with respect to any of the executory contracts of the Company, nor has the Company received notice or warning of any material alleged nonperformance, material delay in delivery or other material noncompliance by the Company with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto by reason of the Company's failure to perform in accordance with the contracts' terms.

     2.1.18  Proprietary Rights.
             ------------------

     (a) The Company has provided the Purchaser in writing a complete and correct list (the "Intellectual Property Disclosure Schedule") of (1) all patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by the Company or in which it has any rights or licenses and (2) all trade secrets owned or used by the Company or in which it has any rights or licenses which are material to the Company. Such list specifies, as applicable: (i) the title of the patent, trademark, trade name, service mark, copyright or application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) material licenses, sublicenses and similar agreements to which the Company is a party or pursuant to which any other party is authorized to use, exercise or receive any benefit from any Proprietary Rights (as defined below) of the Company. The Company has provided the Purchaser with copies of all written agreements of the Company with each officer, employee or consultant of the Company providing the Company with title and ownership to patents, patent applications, trade secrets, inventions and inventions developed or used by the Company in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

     (b) To the best knowledge of the Company and the Principal Securityholders, the Company owns or possesses or has the right to use all patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of the Company, and the same are sufficient to conduct the Company's business as it has been and is now being conducted. To the best knowledge of the Company and the Principal Securityholders, except as set forth on Schedule 2.1.9(k) in the Disclosure Schedule, the Company has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

     (c) To the best knowledge of the Company and the Principal Securityholders, except as set forth on Schedule 2.1.18(c) or Schedule 2.1.9(k) in the Disclosure Schedule, the operations of the Company do not conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe, any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Proprietary Rights and, to the best knowledge of the Company and the Principal Securityholders, none has been threatened against the Company. To the best knowledge of the Company and the Principal Securityholders, except as set forth on Schedule 2.1.18(c) or Schedule 2.1.9(k) in the Disclosure Schedule, there are no facts which would reasonably serve as a basis for any claim that the Company does not have the right to use and to transfer the right or use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company as it has been and is now being conducted. To the best knowledge of the Company and the Principal Securityholders, the Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the Company's and the Principal Securityholders' best knowledge there is no unauthorized use, infringement or mis-appropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company nor is there any breach of any license, sublicense or other other agreement authorizing another party to use such Proprietary Rights. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any such Proprietary Right.

     (d) Except as set forth in the Intellectual Property Disclosure Schedule, there are no pending, or to the best knowledge of the Company and the Principal Securityholders, threatened proceedings before any patent or trademark authority to which the Company is a party.

     (e) To the best knowledge of the Company and the Principal Securityholders, no employee or officer of or consultant to the Company is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee or consultant with the Company or any previous employer.

     2.1.19  Insurance.  The Company has provided the Purchaser
             ---------
with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured, and such policies are listed on the Disclosure Schedule. There have been no claims in excess of $5,000 asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, and worker's compensation, and medical claims since the Company's incorporation.

     2.1.20  Brokers or Finders.  The Company has not dealt with
             ------------------
any broker or finder in connection with the transactions contem-plated by this Agreement. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.1.21  Related Parties.  Except for Paul Gold, who owns a
             ---------------
majority interest in GBI, no officer or director of the Company, or any affiliate of any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company may be bound.

     2.1.22  Certain Advances.  There are no receivables of the
             ----------------
Company owing from directors, officers, employees, consultants or shareholders of the Company, or owing by any affiliate of any director or officer of the Company, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses which are not in excess of $5,000 for any one individual.

     2.1.23  Underlying Documents.  Copies of any underlying
             --------------------
documents listed or described as having been disclosed to the Purchaser pursuant to this Agreement have been furnished to the Purchaser. All such documents furnished to the Purchaser are true and correct copies, and there are no amendments or modifi-cations thereto, that have not been disclosed in writing to the Purchaser.

     2.1.24  No Misleading Statements.  No representation or
             ------------------------
warranty made herein, in the Disclosure Schedule, or in the Appendices, Schedules and Exhibits attached hereto or any written statement or certificate furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement of fact contained herein not misleading.

     2.2  Additional Representations and Warranties of the
          ------------------------------------------------
Securityholders.  Each Securityholder severally represents and
- - ---------------
warrants to the Purchaser as follows:

     2.2.1  Authority.  Such Securityholder has all power to
            ---------
execute and deliver this Agreement and to carry out and perform such Securityholder's respective obligations under the terms of this Agreement and the related agreements required to be entered into as conditions of Closing under Article 5 hereof. Assuming the termination of the Shareholder Agreement as contemplated in
Section 9.1 hereof, such Securityholder has the sole power to exchange, assign, transfer and deliver his or its Securities hereunder, either as his or its sole and separate property or as community property, as may be applicable to such Securityholder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever. This Agreement, when executed and delivered by such Securityholder, will constitute the valid and legally binding obligation of such Securityholder, legally enforceable against such Securityholder in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, limitations imposed by federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement, and upon the availability of injunctive relief or other equitable remedies.

     2.2.2  No Conflict with Other Instruments.  The execution,
            ----------------------------------
delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under (i) any provision of the Articles of Incorporation or Bylaws or other charter or governing document of such Securityholder or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which such Securityholder is a party or by which such Securityholder or any of his or its properties or assets is bound, or (b) to the best knowledge of such Securityholder, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to such Securityholder or his or its properties or assets.

     2.2.3  Ownership of Securities.  Such Securityholder has
            -----------------------
good and marketable title to the Securities to be exchanged by such Securityholder pursuant to this Agreement and, upon delivery of and exchange for such Securities hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever. Except for the Shareholder Agreement, such Securityholder is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

     2.2.4  Disclosure.  Such Securityholder is not aware that
            ----------
any of the representations and warranties set forth in Section
2.1 above is untrue or inaccurate in any material respect. The exchange of the Securities held by such Securityholder pursuant to this Agreement is not prompted by any adverse information concerning the Company that is not set forth in the representations and warranties set forth in Section 2.1 hereof or in the Disclosure Schedule.

     2.2.5  Exchange Entirely for Own Account.  This Agreement
            ---------------------------------
is made with such Securityholder in reliance upon such Securityholder's representation to the Purchaser, which by the execution of this Agreement such Securityholder hereby confirms, that the Purchaser Common to be received by each Securityholder will be acquired for investment for the Securityholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Securityholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Securityholder further represents that he or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Common.

     2.2.6  Reliance Upon the Securityholder's Representations.
            --------------------------------------------------
Such Securityholder understands that the Purchaser Common is not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) thereof, and that the Purchaser's reliance on such exemption is based on such Securityholder's representations set forth herein. Such Securityholder realizes that the basis for the exemption may not be present if, notwithstanding such representations, such Securityholder has in mind merely acquiring the Purchaser Common for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Such Securityholder has no such intention.

     2.2.7  Receipt of Information.  Such Securityholder
            ----------------------
believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the the Purchaser Common. Such Securityholder further represents that it has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Purchaser Common and the business, properties, prospects and financial condition of the Purchaser and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

     2.2.8  Restricted Securities.  Such Securityholder
            ---------------------
understands that the Purchaser Common may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchaser Common or an available exemption from registration under the Securities Act, the Purchaser Common must be held indefinitely. In particular, such Securityholder is aware that the the Purchaser Common may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Purchaser. Such information is now available, but may not be in the future.

     2.2.9  Legends.  It is understood that the certificates
            -------
evidencing the Purchaser Common may bear one or all of the following legends:

     (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Purchaser that such registration is not required or unless sold pursuant to Rule 144 of such Act or another applicable exemption."

     (b) Any legend required by the laws of the State of California or other jurisdiction.

     2.2.10  Brokers or Finders.  Such Securityholder has not
             ------------------
dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Such Securityholder has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.2.11  Vysis Status.  Vysis, Inc. represents and warrants
             ------------
that it was previously named Imagenetics Incorporated ("Imagenetics"), and accordingly possesses all rights, privilege and powers and is subject to all the restrictions, liabilities and obligations of Imagenetics with respect to the Company Preferred, the Shareholder Agreement and the Company Registration Rights Agreement.


                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

     The Purchaser represents and warrants to the Securityholders as follows:

     3.1  Organization.  The Purchaser is a corporation duly
          ------------
incorporated, validly existing and in good standing under the laws of Delaware. The Purchaser is duly qualified to do business and is in good standing in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of the Purchaser. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

     3.2  Authority.  The Purchaser has all requisite
          ---------
corporate power and authority to enter into this Agreement and the related agreements contemplated herein, to execute, deliver and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
The execution and delivery of this Agreement and the related agreements contemplated herein, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, including approval by its Board of Directors. No vote of the Purchaser's stockholders is required in connection with the transactions set forth in this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser.

     3.3  No Conflict with Other Instruments.  The execution,
          ----------------------------------
delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any material obligation or loss of any material benefit under, or result in the creation or encumbrance on any of the properties or assets of the Purchaser pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of the Purchaser or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Purchaser is a party or by which it or any of its properties or assets is bound, or (b) to the best knowledge of the Purchaser, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Purchaser or its properties or assets.

     3.4  Governmental Consents.  No consent, approval, order
          ---------------------
or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, is required by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (a) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under state securities or Blue Sky laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, and (b) the listing of the the Purchaser Common on The Nasdaq Stock Market.

     3.5  SEC Documents.  The Purchaser has furnished to the
          -------------
Company a true and complete copy of the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1995, the Purchaser's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the Purchaser's Proxy Statement for its Annual Meeting of Stockholders held on May 21, 1996, all filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, all Form 8-K's filed by the Purchaser with respect to any event or condition occurring or existing after January 1, 1996, and all amendments to any of the foregoing (the "Purchaser SEC Filings"). As of the respective filing dates, the Purchaser SEC filings complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Purchaser SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     3.6  Shares of Purchaser Common.  The shares of the
          --------------------------
Purchaser Common will, when issued and delivered to the Securityholders in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     3.7  Litigation.  There is no claim, dispute, action,
          ----------
proceeding, notice, order, suit, appeal or, to the knowledge of the Purchaser, investigation, at law or in equity, pending against the Purchaser, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and to the knowledge of the Purchaser none have been threatened, that might prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement. The Purchaser is not aware of any facts which, if known to shareholders, customers, govern-mental authorities or other persons, would result in any such valid claim, dispute, action, proceeding, suit or appeal. The Purchaser is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal that would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement, nor is it in default with respect to any notice, order, writ, injunction or decree that would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement.

     3.8  Brokers or Finders.  The Purchaser has not dealt
          ------------------
with any broker or finder in connection with the transactions contemplated by this Agreement. The Purchaser has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.9  Acquisition for Investment.  The Purchaser is
          --------------------------
acquiring the Securities for its own account and not with the present view to sell such Securities in connection with the distribution thereof. The Purchaser has no present intention to liquidate the Company or merge or consolidate the Company with or into any other entity.


                                    ARTICLE 4

                              ADDITIONAL COVENANTS
                              --------------------

     4.1  Expenses.  The Purchaser, the Company and the
          --------
Securityholders shall each pay its or their own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel).

     4.2  Agreements by Securityholders.  Each Securityholder
          -----------------------------
agrees that he or it will not offer, sell, transfer, assign, mortgage, pledge or otherwise dispose of or encumber any of the Purchaser Common delivered to him or it by this Agreement (a) if such action would prevent the Purchaser from accounting for the acquisition of the Securities as a "pooling of interests" and
(b) unless (i) in the opinion of counsel to the Purchaser or in the opinion of the Division of Corporate Finance of the Securities and Exchange Commission (the "Commission") expressed in a no-action letter (which letter and the request therefor shall be in form and substance satisfactory to counsel for Purchaser), registration of such shares under the Securities Act, and the rules and regulations of the Commission thereunder, as then in effect, is not required in connection with such transaction; (ii) sale of the Purchaser Common is permissible under Rule 144 of the Commission under the Securities Act; or
(iii) a registration statement under the Securities Act is then in effect with respect to such shares and the purchaser or transferee has been furnished with a prospectus meeting the requirements of Section 10 of the Securities Act. Each Securityholder further agrees that the Purchaser may endorse on any certificate for shares to be delivered to or on behalf of Securityholder pursuant to this Agreement an appropriate legend or legends as described in Section 2.2.9 of this Agreement, and that the Purchaser may instruct its transfer agent not to transfer any such shares unless advised by the Purchaser that such provisions have been complied with.

     4.3  Nasdaq Listing.  Promptly following the Closing, the
          --------------
Purchaser shall submit an application for listing on The Nasdaq
Stock Market of the shares of the Purchaser Common to be issued to the Securityholders.


                                    ARTICLE 5

                              CONDITIONS PRECEDENT
                              --------------------

     5.1  Conditions to Each Party's Obligations to Effect the
          ----------------------------------------------------
Exchange.  The respective obligations of each of the parties to
- - --------
effect the exchange of the Securities for Purchaser Common shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) All corporate action required by law or by this Agreement with respect to this Agreement shall have been taken by the appropriate parties.

     (b) None of the parties hereto shall be subject to any injunction against the consummation of the transactions contemplated by this Agreement, and there shall not be pending any litigation or proceeding by any person, and there shall not have been overtly threatened the institution of any litigation or proceeding by any person, to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

     (c) All legal requirements for the valid consummation by the Securityholders, the Company, and the Purchaser of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all governmental authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

     (d)  The Purchaser and each of David A. Smoller, Paul
Gold and Mark Cunningham shall have entered into employment and non-competition agreements in substantially the form attached hereto as Appendix A pursuant to which such persons will perform certain services for the Purchaser after the Closing

     (e) The Purchaser and the Securityholders shall have entered into the Registration Rights Agreement in the form attached hereto as Appendix C.

     (f) The Purchaser and the Securityholders shall have entered into the Escrow Agreement with the Escrow Agent named therein in the form attached hereto as Appendix D.

     (g) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their best efforts to seek to obtain the removal of any such order, decree or ruling.
There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement, and in which, in the good faith judgment of the Board of Directors of either the Purchaser or the Company (relying on the advice of their respective legal counsel), such regulatory body or private party has a reasonable possibility of prevailing and such relief would have a material adverse effect upon either party.

     5.2  Conditions to Obligations of the Purchaser.  The
          ------------------------------------------
obligations of the Purchaser to consummate this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by the Purchaser:

     (a) The Purchaser shall have received all written certificates and other documents evidencing the Securities.

     (b) The representations and warranties of the Company and the Securityholders set forth in this Agreement and the schedules and exhibits hereto delivered by the Company or the Securityholders, and in any written statement or certificate that shall be delivered to the Purchaser under this Agreement, shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date.

     (c) The Company and each of the Securityholders shall have performed in all material respects all obligations required to be performed by each under this Agreement on or prior to the Closing Date.

     (d) The Purchaser shall have been satisfied that the Exchange will qualify for pooling-of-interests accounting treatment in accordance with GAAP and all applicable rules, regulations and policies of the SEC.

     (e) The Purchaser shall have received an opinion dated the Closing Date of Stinson, Mag & Fizzell, P.C., counsel to the
Company and the Securityholders (other than Vysis, Inc.), in substantially the form attached hereto as Exhibit 5.2(e).

     (f) The Purchaser shall have received an opinion dated the Closing Date of William E. Murray, Esq., counsel to Vysis,
Inc., in substantially the form attached hereto as Exhibit
5.2(f).

     (g) All consents, filings, permits, approvals and waivers from third parties and governmental authorities necessary for the consummation of the transactions as contemplated hereby and to the continued validity and effectiveness of the Company's Proprietary Rights shall have been obtained or timely filed, as applicable, in each case subject to no term, condition or restriction unacceptable to the Purchaser in its sole judgment.

     (h) Unless otherwise provided in Section 8.4 hereof, the Company and the Securityholders shall cause each of the directors and officers of the Company to deliver to the Purchaser prior to the Closing Date his or her resignation as a director or officer, respectively, of the Company, to be effective immediately upon the Closing Date.

     (i) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their best efforts to seek to obtain the removal of any such order, decree or ruling.
There shall be no litigation pending or threatened by any regulatory body or private party in which relief is or may be sought that imposes material limitations on the ability of the Purchaser effectively to acquire or hold or to exercise full rights of ownership to the Securities or to operate the business of the Company.

     5.3  Conditions to Obligations of the Securityholders.
          ------------------------------------------------
The obligations of the Securityholders to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by the Securityholders:

     (a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing
Date.

     (b) The Purchaser shall have performed in all material respects all obligations required to be performed by each under this Agreement on or prior to the Closing Date.

     (c) The Securityholders shall have received documents evidencing the irrevocable instructions contemplated by Section
1.3 to issue the Purchaser Common as set forth in Schedule 1.2 and the Purchaser Option.

     (d) The Securityholders shall have received an opinion dated the Closing Date of Pillsbury Madison & Sutro LLP, counsel to the Purchaser, in substantially the form attached hereto as
Exhibit 5.3(d).


                                    ARTICLE 6

                                 INDEMNIFICATION
                                 ---------------

     6.1  Survival.  All representations, warranties and
          --------
agreements contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification. The representations and warranties of the Securityholders set forth in Article 2 (other than Sections 2.1.7, 2.1.8, 2.1.9, 2.1.11,
2.1.12, 2.1.15, 2.1.16, 2.1.17 and 2.1.18) and the related
obligations of indemnity contained in this Article 6 and the representations and warranties of the Purchaser set forth in
Article 3 and the related obligations of indemnity contained in this Article 6 shall terminate on March 31, 1997. The representations and warranties of the Securityholders set forth in Sections 2.1.7, 2.1.8, 2.1.9, 2.1.12, 2.1.15, 2.1.16, 2.1.17
and 2.1.18 and the related obligations of indemnity contained in this Article 6 shall terminate on the second anniversary of the Closing Date.

     6.2  Indemnification by the Securityholders.  Each
          --------------------------------------
Securityholder shall severally indemnify and hold harmless the Purchaser and its agents, representatives, employees, officers, directors, stockholders, controlling persons and affiliates (collectively, the "Purchaser Indemnified Persons"), and shall reimburse the Purchaser Indemnified Persons for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys'
fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Securityholders in this Agreement or in any certificate or document delivered by the Securityholders or the Company pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by the Securityholders to perform or comply with any covenant in this Agreement, (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company (or any person acting on its behalf) in connection with this Agreement, or (d) any matters set forth on
Schedule 2.1.11(c) to the extent that such matters result in Damages in the aggregate exceeding $7,500; provided, however, that Mark Cunningham and Vysis, Inc. shall not be liable hereunder for any Damages arising from or in connection with any inaccuracy of the representations and warranties set forth in
Section 2.1 or Article 8 of this Agreement or any breach of any covenant contained in Article 8 of this Agreement; and provided, further, that with respect to Damages arising from or in connection with any inaccuracy of the representations and warranties set forth in Section 2.2 of this Agreement, each Securityholder shall be liable hereunder only for inaccuracies in the representations and warranties of such Securityholder in
Section 2.2.

     6.3  Indemnification by the Purchaser.  The Purchaser
          --------------------------------
shall indemnify and hold harmless each Securityholder, and its agents, representatives, employees, officers, directors, stockholders, controlling persons and affiliates (collectively, the "Securityholder Indemnified Persons") and shall reimburse the Securityholder Indemnified Persons for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Purchaser in this Agreement or in any certificate delivered by the Purchaser pur-suant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty,
(b) any failure by the Purchaser to perform or comply with any covenant in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

     6.4  Limitations as to Amount--the Securityholders.  The
          ---------------------------------------------
Securityholders shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 6.2 or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (b) of
Section 6.2 until the total of all Damages with respect thereto exceeds $50,000. However, this Section shall not apply to any misrepresentation or breach of warranty of which either the Securityholders had actual knowledge or any intentional failure to perform or comply with any agreement and the Securityholders shall be liable for all Damages with respect thereto. The liability of each Securityholder under this Article 6 shall be limited to the percentage of $8,000,000 that the shares of Purchaser Common to be received by such Securityholder in the Exchange bears to the total number of shares of Purchaser Common to be issued in the Exchange, as set forth in Schedule 1.2 (treating as issued for purposes of this Article 6 the shares of Purchaser Common underlying the Purchaser Option).

     6.5  Limitations as to Amount--the Purchaser.  The
          ---------------------------------------
Purchaser shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 6.3 until the total of all Damages with respect thereto exceeds $50,000. However, this Section shall not apply to any intentional misrepresentation or breach of warranty or any intentional failure to perform or comply with any agreement and the Purchaser shall be liable for all Damages with respect thereto.

     6.6  Procedure for Indemnification--Third Party Claims.
          -------------------------------------------------
Promptly after receipt by an indemnified party under Section 6.2 or Section 6.3 of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation or suit commenced ("Proceeding") against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate therein and, to the extent that it shall wish (unless (a) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representations would be inappropriate or
(b) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such a Proceeding, (x) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation by the indemnified party of any federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, principle of common law, regulation, statute or treaty or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and
(y) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and it does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determi-nation of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

     For any environmental remediation or cleanup subject to indemnification under Section 6.2, the remediation or cleanup will be considered complete when all actions required by any governmental authority have been completed and each relevant governmental authority approves, in writing, unconditional closure of the site (with respect to all reporting, investigative, remedial or monitoring activities). No indemnifying party shall have the power or right to (a)consent to (i) remediation or cleanup standards for the Property, or
(ii) any limitation or restriction upon the use or occupancy of the Property, or (b) propose the cessation of any remediation or cleanup without first obtaining the written consent of Purchaser.

     6.7  Escrow Fund.  As partial security for the indemnity
          -----------
provided for in Section 6.2 hereof, ten percent (10%) of the Purchaser Common to be received by each Securityholder pursuant to this Agreement (the resulting number being rounded up to the nearest whole share) (the "Escrow Shares") shall be registered in the name of such Securityholder but be deposited (with a medallion signature guaranteed executed assignment in blank) with First Trust of California, National Association (or other institution selected by the Purchaser with the reasonable consent of the Securityholders) as escrow agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement to be signed by all parties thereto. Upon compliance with the terms hereof and the terms of the Escrow Agreement, the Purchaser shall be entitled to obtain indemnity from the Escrow Fund for all Damages covered by the indemnity provided for in Section 6.2 hereof. The Escrow Shares shall not be included in the registration statement to be filed by the Purchaser pursuant to Section 2.1 of the Registration Rights Agreement.

     6.8  Escrow Period.  The Escrow Fund shall remain in
          -------------
existence for a period (the "Escrow Period") ending on the earlier to occur of (i) the March 31, 1997 and (ii) the date the Purchaser releases publicly its audited financial statements for the year ending December 31, 1996.

     6.9  Protection of Escrow Fund.  The Escrow Agent shall
          -------------------------
hold and safeguard the Escrow Fund during the Escrow Period, shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of the Purchaser, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and of the Escrow Agreement.

     6.10 Distributions; Voting.
          ---------------------

     (a) Any cash dividends, dividends payable in securities or other distributions of any kind (excluding any shares received upon a stock split, stock dividend or recapitalization) made in respect of any securities in the Escrow Fund shall be paid out to the Securityholders.

     (b) The Escrow Agent shall have voting rights with respect to the shares of stock contributed to the Escrow Fund by the Securityholders so long as such stock or other voting securities are held in the Escrow Fund. The Escrow Agent shall be required to vote the shares held in escrow in accordance with the instructions of the Securityholders in whose name the Purchaser Common is registered.

     6.11 Claims Upon Escrow Fund.
          -----------------------

     (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the Chief Executive Officer or Chief Financial Officer of the
Purchaser (an "Officer's Certificate"):

          (i)  stating that a Purchaser Indemnified
     Person has paid or properly accrued Damages in an aggregate stated amount to which such party is entitled to payment pursuant to this Agreement, and

          (ii) specifying in reasonable detail the indi-vidual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6.12 hereof, deliver to the Purchaser Indemnified Person out of the Escrow Fund, as promptly as practicable, the number of shares of Purchaser Common or amount of other assets held in the Escrow Fund to compensate the Purchaser Indemnified
     Person for or against such Damages.

     (b) For the purposes of this Article 6, each share of Purchaser Common in the Escrow Fund shall be valued at an amount equal to the average closing price per share of Purchaser Common on The Nasdaq Stock Market as reported in the Western edition of the Wall Street Journal for the twenty (20) trading days preceding the date Damages are fixed.

     (c) In lieu of depositing a portion of the Purchaser Option in the Escrow Fund, the holder of the Purchaser Option agrees, upon written notification from the Purchaser, to take all action necessary to cancel the requisite number of shares underlying such Purchaser Option to satisfy such person's liabilities under this Article 6.

     6.12 Objections to Claims.  At the time of delivery of an
          --------------------
Officer's Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to each Securityholder and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Purchaser Common or other property pursuant to Section 6.11 hereof. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Purchaser Common or other property in the Escrow Fund in accordance with Section 6.11 hereof, provided that no such payment or delivery may be made if any Securityholder shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     6.13 Resolution of Conflicts.  If a Securityholder shall
          -----------------------
object in writing to the payment to the Purchaser Indemnified Persons in respect of any claim or claims made in any Officer's Certificate, the objecting Securityholder and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within sixty (60) days after objection by either the objecting Securityholder or the Purchaser. If the objecting Securityholder and the Purchaser should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Purchaser Common or other property from the Escrow Fund in accordance with the terms thereof. If the objecting Securityholder and the Purchaser are unable to agree with respect to a claim, the Escrow Agent shall make payment with respect thereto only in accordance with (i) a final and binding arbitration award or (ii) a final non-appealable order of a court of competent jurisdiction.

     6.14 Distribution upon Termination of Escrow Period.
          ----------------------------------------------
Promptly following termination of the Escrow Period, the Escrow Agent shall deliver to each Securityholder all of the Purchaser Common or other property or rights to the Purchaser Common of such Securityholder in the Escrow Fund in excess of any amount of such Purchaser Common or other property sufficient, in the reasonable judgment of the Purchaser, to satisfy any unsatisfied claims applicable to such Securityholder specified in any Officer's Certificate theretofore properly delivered to the Escrow Agent. As soon as any such claim is resolved, the Escrow Agent shall deliver to each Securityholder such Purchaser Common or rights to Purchaser Common or other property of such Securityholder in excess of any amount of such Purchaser Common or other property sufficient, in the reasonable judgment of Purchaser, to satisfy any remaining unsatisfied claims applicable to such Securityholder. As soon as all such claims have been resolved, the Escrow Agent shall deliver to each Securityholder all the Purchaser Common or rights to Purchaser Common or other property of such Securityholder remaining in the Escrow Fund and not required to satisfy such claims.


                                    ARTICLE 7

                              AMENDMENT AND WAIVER
                              --------------------

     7.1  Amendment.  This Agreement may not be amended except
          ---------
by an instrument in writing signed on behalf of each of the parties hereto.

     7.2  Extension; Waiver.  At any time prior to the
          -----------------
Closing, the Purchaser, may (a) extend the time for the per-formance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representa-tions and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE 8

              ADDITIONAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS
              -----------------------------------------------------
                        OF THE PRINCIPAL SECURITYHOLDERS
                        --------------------------------

     Each Principal Securityholder represents and warrants to and agrees with the Purchaser and the Company as follows:

     8.1  Tax and Accounting Treatment.  Such Securityholder
          ----------------------------
understands and agrees that it is intended that the Exchange will be treated as a "reorganization" for federal income tax purposes and as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the SEC. Such Securityholder further understands and agrees that such Securityholder may be deemed to be an "affiliate" of Seller for application of the pooling of interests requirements, although nothing contained herein should be construed as an admission of such fact.

     8.2  Reliance Upon Representations, Warranties and
          ---------------------------------------------
Covenants.  Such Securityholder understands that, since the
- - ---------
Exchange is expected to be accounted for as a "pooling of interests" and such Securityholder may be an "affiliate" of the Company (as such term is used in Rule 145 promulgated under the Securities Act, SEC Accounting Series Release No. 135 ("ASR No. 135") and SEC Staff Accounting Bulletin No. 65), the shares of Purchaser Common that such Securityholder will acquire under the Exchange or otherwise may only be disposed of in conformity with the limitations described in this Article 8. Such Securityholder has been informed that the treatment of the Exchange as a pooling of interests for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the obligations set forth in this Article 8. Such Securityholder understands that the representations and warranties and covenants of Securityholder set forth in this
Article 8 will be relied upon by Purchaser, the Company, their respective counsel and accounting firms and other securityholders of the Company.

     8.3  Additional Representations, Warranties and Covenants
          ----------------------------------------------------
of the Principal Securityholders.
- - --------------------------------

     8.3.1 Such Securityholder has no present intention or plan to sell, exchange or otherwise dispose of the Purchaser Common to be received by such Securityholder in the Exchange such that the Securityholder would retain a continuing interest through stock ownership in the Purchaser that is equal in value, as of the Closing, to less than 50% of the value of all formerly outstanding stock of the Company that was held by such Securityholder.

     8.3.2 Such Securityholder will not sell, transfer, exchange, pledge or otherwise dispose of or in any other way reduce his risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any of the Purchaser Common received by such Securityholder in the Exchange from and after the Closing until the Purchaser shall have publicly released a report that shall include the combined financial results of the Purchaser and the Company for a period of at least 30 days of combined operations of the Purchaser and the Company within the meaning of ASR No. 135.

     8.3.3 Such Securityholder also understands that stop transfer instructions will be given to the Purchaser's transfer agent with respect to certificates evidencing the Purchaser Common to be issued to such Securityholder hereunder. Such stop transfer instructions will be promptly rescinded upon the issuance of the financial report referred to in Section 8.3.2.

     8.4  Resignations.  Each of the Principal Securityholders
          ------------
represents and warrants that the Principal Securityholders constitute the only directors and officers of the Company. Effective as of and conditioned upon the Closing, each Principal Securityholder resigns as a director of the Company and agrees to resign as an officer if requested by the Purchaser.


                                    ARTICLE 9

          ADDITIONAL AGREEMENTS OF THE SECURITYHOLDERS AND THE COMPANY
          ------------------------------------------------------------

     9.1  Shareholder Agreement.  Each Securityholder hereby
          ---------------------
waives any rights under the Shareholder Agreement that may accrue to such Securityholder as a result of the execution and delivery of this Agreement by the other Securityholders and the consummation of the transactions contemplated hereby, and hereby agrees that the terms and provisions of the Shareholder Agreement are inapplicable with respect to the transactions contemplated hereby. The Company and each Securityholder also agrees that, effective as of the Closing, the Shareholder Agreement is hereby terminated and shall be of no further force and effect.

     9.2  Company Registration Rights Agreement.  The Company
          -------------------------------------
and each Securityholder also agrees that, effective as of the Closing, the Company Registration Rights Agreement is hereby terminated and shall be of no further force and effect.

                                   ARTICLE 10

                                     GENERAL
                                     -------

     10.1 Notices.  Any notice, request, instruction or other
          -------
document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed), or by courier service, as follows:

     (a)  If to the Purchaser to:

          Incyte Pharmaceuticals, Inc.
          3174 Porter Avenue
          Palo Alto, CA 94304
          Attn:  Chief Executive Officer
          Fax:  (415) 855-0572

     with a copy to:

          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, CA 94104
          Attn:  Stanton D. Wong
          Fax:  (415) 983-1200

     (b)  If to the Securityholders to:

      to their respective addresses shown on the signature pages hereto with a copy to:

          Stinson, Mag & Fizzell, P.C.
          100 South Fourth Street
          St. Louis, MO 63102
          Attn:  John W. Finger
          Fax:  (314) 259-4599

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

     10.2 Headings.  The headings of the several sections of
          --------
this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     10.3 Counterparts.  This Agreement may be executed in
          ------------
counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     10.4 Binding Nature.  This Agreement shall be binding upon
          --------------
and inure to the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

     10.5 Applicable Law.  This Agreement shall be governed by,
          --------------
construed and enforced in accordance with the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

                              INCYTE PHARMACEUTICALS, INC.



                              By /s/ Randal W. Scott
                                 ---------------------------------
                              Title Executive Vice President
                                    ------------------------------


                              GENOME SYSTEMS, INC.



                              By /s/ David A. Smoller
                                 ---------------------------------
                              Title President
                                    ------------------------------


                              SECURITYHOLDERS:



                              /s/ David A. Smoller
                              ------------------------------------
                                  David A. Smoller, Ph.D.

                              Address:  9339 Pine Avenue
                                        St. Louis, MO 63144



                              /s/ Paul Gold
                              ------------------------------------
                                  Paul Gold, Ph.D.

                              Address:  8 Mosley Acres
                                        Creve Coeur, MO 63141



                              /s/ Mark Cunningham
                              ------------------------------------
                                  Mark Cunningham

                              Address:  2370 Martin Drive
                                        Florissant, MO 63033

                              VYSIS, INC.



                              By /s/ John Bishop
                                 ---------------------------------
                              Title President
                                    ------------------------------

                              Address:  3100 Woodcreek Drive
                                        Downers Grove, IL 60515

                                  SCHEDULE 1.2



                              Number of Shares of
                                 Company Common         Number of Shares of
                                Owned Immediately       Purchaser Common to
                                  Prior to the            be issued in the
Securityholder                     Exchange(1)              Exchange(2)
- - --------------                --------------------      --------------------

David A. Smoller                      8,800                    94,518

Paul Gold                             8,800                    94,518

Vysis, Inc.                           1,400                    15,037
                                     ------                   -------
    Total                            19,000                   204,073



Average Closing Price of Incyte Common Stock for 30 consecutive trading days ending on and including July 19, 1996:  $37.2417


Purchaser Option:  Based upon the Average Closing Price, the
Purchaser Option shall entitle Mark Cunningham to purchase
10,741 shares of Incyte Common Stock at an exercise price of $.0465506 per share.



- - --------
(1)  Assumes the conversion of all outstanding shares of Company
Preferred into Company Common.

(2) The total number of shares of Purchaser Common is calculated as set forth in Section 1.2(b) of the Securities
Exchange Agreement to which this Schedule 1.2 is attached.
